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                     January 6, 2021

       Christopher Uchida
       Chief Financial Officer and Corporate Secretary
       Palomar Holdings, Inc.
       7979 Ivanhoe Avenue, Suite 500
       La Jolla, California 92037

                                                        Re: Palomar Holdings,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed February 28,
2020
                                                            Form 10-Q For the
Period Ended September 30, 2020
                                                            Filed November 13,
2020
                                                            File No. 001-38873

       Dear Mr. Uchida:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance